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                                                                    EXHIBIT 99.1

                            [LETTERHEAD OF NEXELL]

[LOGO]
NEXEL


FOR IMMEDIATE RELEASE
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                                         Contact: William A. Albright, Jr.
                                                  (949) 470-6485 or
                                                  Wayne Tyo
                                                  (949) 470-6573
                                                  Nexell Therapeutics Inc.

                  NEXELL THERAPEUTICS CLOSES DEAL WITH BAXTER

         Company Positioned to Move Forward with Therapeutics Business

IRVINE, CA - September 5, 2001 - Nexell Therapeutics Inc. (Nasdaq: NEXL) announced today the closing of its previously announced transaction with Baxter Healthcare Corporation. Baxter now has worldwide sales, marketing and distribution rights and responsibilities for Nexell's cell processing products, including the Isolex(R) 300i Magnetic Cell Selection System.

"Baxter's global presence and extensive experience in transfusion therapy can provide solid market support for Nexell's cell processing systems," said William
A. Albright, Jr., President and Chief Executive Officer, Nexell Therapeutics. "Closing this transaction was a substantial step in our strategic plan to focus Nexell on the development of cellular therapeutics based on adult stem cells and our proprietary technology."

Under the terms of the agreements, Baxter has acquired certain assets and liabilities of Nexell's cell processing systems sales, marketing and distribution business, as well as worldwide sales, marketing and distribution rights for the related products, for an estimated net purchase price of $4.3 million and royalties on future product sales. Approximately $2.6 million of the estimated purchase price was paid at closing, with an adjustment to occur after certain final calculations, most of which are expected to occur within 60 days of closing. To facilitate an orderly transfer of the business, Nexell and Baxter have provided for a transition phase during which Baxter will reimburse
Nexell for certain expenses.   Baxter will retain most of Nexell's current sales
and marketing personnel for the cell processing systems distribution business. Nexell plans to retain a staff of approximately 25 employees focused on pre-clinical and clinical research and development of cellular therapies.

Nexell currently intends to pursue pre-clinical and clinical development of two lead programs. The chronic granulomatous disease program is developing a proprietary cellular therapy, utilizing the Isolex(R) 300i Magnetic Cell Selection System, to produce a stem cell transplant to treat a rare, life-threatening inherited blood disorder. The colorectal cancer vaccine development program relies on the Company's expertise in cell processing, its dendritic cell technology and proprietary antigens to develop new therapies
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for cancer patients. In the long-term, Nexell seeks to develop broad commercial applications of adult stem cell therapies for a range of significant diseases based on its proprietary positions in CD34+ hematopoetic stem cells and in cell processing technology.

Nexell Therapeutics Inc.
Located in Irvine, California, Nexell Therapeutics Inc. (Nasdaq: NEXL) is a biotechnology company that is focused on the modification or enhancement of human immune function and blood cell formation utilizing adult hematopoietic (blood-forming) stem cells and other specially prepared cell populations. Nexell is developing proprietary cell-based therapies that address major unmet medical needs, including treatments for genetic blood disorders, autoimmune diseases, and cancer.

This release contains forward-looking statements regarding future projects, products and revenues, which statements are subject to certain risks and uncertainties that could cause actual results to differ materially from current expectations. Such risks and uncertainties include: marketing and sales of cell processing products by Baxter; success of the Company's pre-clinical and clinical development programs; ability of the Company to finance continued operations; competition in the cell processing and cellular therapies businesses; and any additional factors described from time to time in the Company's filings with the SEC. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims any intent or obligation to update these forward-looking statements.

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